Exhibit 99.1
10x Genomics Reports Third Quarter 2026 Financial Results
PLEASANTON, Calif. November 5, 2026 – 10x Genomics, Inc. (Nasdaq: TXG), the life science technology leader focused on accelerating science and advancing human health, today reported financial results for the third quarter ended September 30, 2026.
Recent Updates
•Revenue was $150.7 million for the third quarter of 2026, representing a 1% increase over the corresponding period of 2025.
•Began global commercial shipments of Atera, with extraordinary early demand translating into ambitious new research programs spanning discovery, translational and biopharma research.
•Introduced Sentira, a cloud analysis platform to help customers turn complex biological datasets into insights, powered by NVIDIA accelerated computing for spatial data processing and Anthropic’s Claude for agentic AI analysis of single cell data.
“The biggest highlight of the quarter was the start of commercial shipments of Atera. Enthusiasm for the platform has continued to build, and we are incredibly excited to be putting instruments in customers’ hands. We were also encouraged with the results across our broader business, driven by continued strength in consumables,” said Serge Saxonov, Co-founder and CEO of 10x Genomics. “As biology is entering a new era of AI and data maximalism, 10x is positioned incredibly well to benefit and to be the key enabler of progress going forward.”
Third Quarter 2026 Financial Results
Revenue was $150.7 million for the third quarter of 2026, as compared to $149.0 million for the corresponding period of 2025. Revenue increased 1% over the corresponding period of 2025.
Gross margin was 75% for the third quarter of 2026, as compared to 67% for the corresponding prior year period. The increase in gross margin was primarily due to lower inventory write-downs and changes in product mix.
Operating expenses were $129.0 million for the third quarter of 2026, a 3% decrease from $132.5 million for the corresponding prior year period. The decrease was primarily driven by lower personnel and lab equipment expenses, partially offset by higher litigation expenses.
Operating loss was $16.1 million for the third quarter of 2026, as compared to operating loss of $32.2 million for the corresponding prior year period.
Net loss was $19.4 million for the third quarter of 2026, as compared to net loss of $27.5 million for the corresponding prior year period.
Cash and cash equivalents and marketable securities were $575.7 million as of September 30, 2026.
2026 Financial Guidance
10x Genomics is raising its full year 2026 revenue guidance and now expects revenue in the range of $625 million to $635 million, versus the previous range of $610 million to $630 million. Excluding the non-recurring license and royalty revenue related to patent litigation settlements in both 2026 and 2025, this represents 4% to 6% growth over full year 2025.

Webcast and Conference Call Information
10x Genomics will host a conference call to discuss the third quarter 2026 financial results, business developments and outlook after market close on Thursday, November 5, 2026 at 1:30 PM Pacific Time / 4:30 PM Eastern Time. A webcast of the conference call can be accessed at http://investors.10xgenomics.com. The webcast will be archived and available for replay at least 45 days after the event.

About 10x Genomics
10x Genomics is a life science technology company building products to accelerate the mastery of biology and advance human health. Our integrated research solutions include instruments, consumables and software for single cell and spatial biology, which help academic and translational researchers and biopharmaceutical companies understand biological systems at a resolution and scale that matches the complexity of biology. Our products are behind breakthroughs in oncology, immunology, neuroscience and more, fueling powerful discoveries that are transforming the world’s understanding of health and disease. To learn more, visit 10xgenomics.com or connect with us on LinkedIn, X, Facebook, Bluesky or YouTube.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. All statements included in this press release, other than statements of historical facts, may be forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "might," "will," "should," "expect," "plan," “outlook,” "anticipate," "could," "intend," "target," "project," "contemplate," "believe," "see," "estimate," "predict," "potential," "would," "likely," "seek" or "continue" or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include statements regarding 10x Genomics, Inc.’s products, services, business strategy, collaborations and opportunities; the commercial launch of, demand for and customer adoption of Atera; the capabilities, availability and expected benefits of Sentira, including its use of third-party accelerated computing and artificial intelligence technologies; the role of artificial intelligence in advancing biological research and 10x Genomics, Inc.’s ability to benefit from that trend; continued demand for consumables; and 10x Genomics, Inc.’s financial performance and results of operations, including expectations regarding revenue, revenue growth and guidance. These statements are based on management's current expectations, forecasts, beliefs, estimates, assumptions and information currently available to management. Actual outcomes and results could differ materially from these statements due to a number of factors and such statements should not be relied upon as representing 10x Genomics, Inc.'s views as of any date subsequent to the date of this press release. 10x Genomics, Inc. disclaims any obligation to update any forward-looking statements provided to reflect any change in 10x Genomics’ expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. The material risks and uncertainties that could affect 10x Genomics, Inc.'s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's most recently-filed 10-K for the fiscal year ended December 31, 2025 filed on February 12, 2026 and the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2026 to be filed with the U.S. Securities and Exchange Commission (“SEC”), and elsewhere in the documents 10x Genomics, Inc. files with the SEC from time to time.
Disclosure Information
10x Genomics uses filings with the Securities and Exchange Commission, its website (www.10xgenomics.com), press releases, public conference calls, public webcasts and its social media accounts as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
Contacts
Investors: investors@10xgenomics.com
Media: media@10xgenomics.com

10x Genomics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Products and services revenue	$150,210	$148,019	$449,200	$430,999
License and royalty revenue	457	983	3,346	45,794
Revenue (1)	150,667	149,002	452,546	476,793
Cost of products and services revenue (2)	37,740	48,695	120,944	145,957
Gross profit	112,927	100,307	331,602	330,836
Operating expenses:
Research and development (2)	52,929	57,194	166,567	182,663
Selling, general and administrative (2)	76,055	75,355	221,093	239,517
Gain on settlement	—	—	(3,400)	(49,900)
Total operating expenses	128,984	132,549	384,260	372,280
Loss from operations	(16,057)	(32,242)	(52,658)	(41,444)
Other income (expense):
Interest income	5,018	5,199	14,829	13,156
Interest expense	—	3	—	—
Other income (expense), net	(7,437)	(1,165)	(12,139)	3,574
Total other income (expense)	(2,419)	4,037	2,690	16,730
Loss before provision for income taxes	(18,476)	(28,205)	(49,968)	(24,714)
Provision for (benefit from) income taxes	949	(733)	858	2,578
Net loss	$(19,425)	$(27,472)	$(50,826)	$(27,292)

Net loss per share, basic and diluted	$(0.15)	$(0.22)	$(0.39)	$(0.22)

Weighted-average shares used to compute net loss per share, basic and diluted	130,805,838	125,502,291	129,570,736	123,965,205
__________________________

(1)    The following table represents total revenue by source for the periods indicated (in thousands). Spatial includes the Company’s Visium, Xenium and Atera products:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Instruments
Single Cell	$3,782	$4,927	$12,092	$16,567
Spatial	3,076	7,072	13,689	24,744
Total instruments revenue	6,858	11,999	25,781	41,311
Consumables
Single Cell	93,139	92,519	270,484	262,416
Spatial	41,188	35,373	124,396	103,017
Total consumables revenue	134,327	127,892	394,880	365,433
Services	9,025	8,128	28,539	24,255
Products and services revenue	150,210	148,019	449,200	430,999
License and royalty revenue	457	983	3,346	45,794
Total revenue	$150,667	$149,002	$452,546	$476,793
(1)    The following table presents revenue by geography based on the location of the customer for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Americas
United States*	$82,093	$77,246	$240,895	$267,555
Americas (excluding United States)	3,849	2,625	10,172	9,044
Total Americas	85,942	79,871	251,067	276,599
Europe, Middle East and Africa	38,753	41,624	115,577	108,253
Asia-Pacific
China	15,216	15,189	46,021	55,242
Asia-Pacific (excluding China)	10,756	12,318	39,881	36,699
Total Asia-Pacific	25,972	27,507	85,902	91,941
Total revenue	$150,667	$149,002	$452,546	$476,793
* Includes license and royalty revenue.
(2)    Includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Cost of revenue	$2,157	$2,011	$5,911	$6,481
Research and development	8,940	11,318	30,168	38,037
Selling, general and administrative	11,999	11,935	35,275	39,067
Total stock-based compensation expense	$23,096	$25,264	$71,354	$83,585

10x Genomics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$526,187	$473,966
Marketable securities	49,493	49,443
Accounts receivable, net	55,701	47,013
Other receivables	3,055	35,480
Inventory	64,629	56,341
Prepaid expenses and other current assets	19,566	22,208
Total current assets	718,631	684,451
Property and equipment, net	210,239	226,711
Operating lease right-of-use assets	54,759	60,450
Goodwill	6,918	4,511
Intangible assets, net	58,663	62,329
Other noncurrent assets	13,919	2,913
Total assets	$1,063,129	$1,041,365
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$21,594	$12,733
Accrued compensation and related benefits	39,657	42,500
Accrued expenses and other current liabilities	32,181	39,971
Deferred revenue	22,956	23,902
Operating lease liabilities	11,946	10,985
Contingent consideration, current	12,036	23,363
Total current liabilities	140,370	153,454
Contingent consideration, noncurrent	5,842	1,237
Operating lease liabilities, noncurrent	63,846	73,376
Deferred revenue, noncurrent	8,530	10,501
Other noncurrent liabilities	6,505	6,471
Total liabilities	225,093	245,039
Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	2,399,254	2,306,690
Accumulated deficit	(1,561,417)	(1,510,591)
Accumulated other comprehensive income	197	225
Total stockholders’ equity	838,036	796,326
Total liabilities and stockholders’ equity	$1,063,129	$1,041,365